Exhibit 10.3
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
     This Amendment to the Employment Agreement (“Agreement”) between Stewart Enterprises, Inc., a Louisiana corporation (the “Company”), and Thomas J. Crawford (the “Employee”) dated February 20, 2007 is effective as of May 14, 2007 (the “Amendment Date”).
WITNESSETH:
     WHEREAS, the Company and the Employee wish to amend the Agreement to provide for a lump-sum payment of severance benefits following a termination of employment within two years following a change of control of the Company;
     NOW, THEREFORE, for and in consideration of the continued employment of Employee by the Company and the payment of salary, benefits and other compensation to Employee by the Company, the parties hereto agree as follows:
     Section 6.4 of the Agreement shall be amended to read in its entirety as follows:
     Section 6.4 If, on or within two years following a Change of Control, the Company terminates Employee’s employment for reasons other than death, Disability or Cause or Employee terminates his employment for Good Reason, then, instead of the payments provided in Section 5.3, Employee shall receive from Company the equivalent of two times Employee’s Base Salary in effect at the Date of Termination paid in full on the first regular payroll date that is at least six months after the Date of Termination.
     IN WITNESS WHEREOF, the Company and the Employee have caused this Amendment to the Agreement to be executed and effective on May 14, 2007.

STEWART ENTERPRISES, INC.
Dated: May 14, 2007	By:	/s/ JAMES W. MCFARLAND
James W. McFarland
Compensation Committee Chairman

EMPLOYEE:
Dated: May 14, 2007	/s/ THOMAS J. CRAWFORD
Thomas J. Crawford